Exhibit 99.1

                                                                                                                   For immediate release:  Contact:  Douglas R. Jamieson
President & Chief Operating Officer
Phone: (914) 921-5020
For further information please visit
www.gabelli.com
GAMCO Announces Offer to Purchase
Any and All of the US$100 Million Aggregate Principal Amount of its
 Outstanding 5.875% Senior Notes Due June 1, 2021

RYE, New York, November 18, 2015 – GAMCO Investors, Inc. (GAMCO) (NYSE: GBL) today announced the commencement of its offer (the “Offer”) to purchase for cash up to US$100 million aggregate principal amount of its outstanding 5.875% Senior Notes due June 1, 2021 (the “Notes”) (CUSIP 361438AB0). The Notes had an aggregate principal amount outstanding of US$100,000,000 as of November 17, 2015.

GAMCO’s obligation to accept and pay for Notes validly tendered in the Offer is subject to the satisfaction or waiver of certain conditions. The Offer is being made pursuant to the offer to purchase, dated November 18, 2015 (the “Offer to Purchase”), which sets forth in more detail the terms and conditions of the Offer.

The Offer will expire at 5:00 p.m., New York City time, on December 17, 2015, unless extended or earlier terminated (such date and time, as the same may be extended, the “Offer Expiration Date”). Subject to the terms and conditions set forth in the Offer to Purchase, holders of Notes that are validly tendered before the Offer Expiration Date and accepted for purchase will receive $1,010 for each $1,000 principal amount of Notes tendered pursuant to the Offer.

Payment for Notes validly tendered prior to the Offer Expiration Date and accepted for purchase will be made on the settlement date, which is anticipated to be December 18, 2015 (such date, unless the Offer is extended, the “Settlement Date”). Payment for purchased Notes will include accrued and unpaid interest from, and including, the last interest payment date for the Notes up to, but not including, the Settlement Date.

The obligation of GAMCO to accept for purchase, and to pay for Notes validly tendered pursuant to the Offer, is subject to, and conditional upon, the satisfaction or, where applicable, waiver of a number of conditions described in the Offer to Purchase. GAMCO reserves the right, in its sole discretion, to waive any one or more of the conditions at any time.

The Bank of New York Mellon has been retained to serve as the depositary with respect to the Offer.

Requests for copies of the Offer to Purchase and additional information regarding the Offer and the tender of Notes may be directed to GAMCO at (914) 921-5020.

Neither GAMCO nor the depositary make any recommendation as to whether any holder of the Notes should tender or refrain from tendering all or any portion of the principal amount of the Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Offer. GAMCO is making the Offer only by, and pursuant to the terms of, the Offer to Purchase. The Offer is not being made to (nor will tenders of Notes be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This announcement must be read in conjunction with the Offer to Purchase.

ABOUT GAMCO INVESTORS, INC.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.). As of September 30, 2015, GAMCO had $39.6 billion in assets under management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this release, including without limitation the anticipated consummation and successful completion of the Offer (including the satisfaction of the conditions described in the Offer to Purchase) and the possible amendment, extension or abandonment of the Offer, contain information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the use of terms such as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “assumes” and similar expressions identify forward-looking statements. All statements that address operating performance, events or developments that GAMCO expects or anticipates will occur in the future are forward-looking statements. Although we believe that the expectations set forth in the forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, GAMCO has included in its Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.  Any forward-looking statements speak only as of the date of this press release. GAMCO expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.